Exhibit 99
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
November 13, 2006
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
COMMON STOCK OFFERING

DOVER, DE - Chesapeake Utilities Corporation (NYSE:CPK) announced today it will commence a public offering of 555,000 shares of its common stock. The Company will also provide the underwriters involved in the offering with a 30-day option to purchase up to an additional 83,250 shares of its common stock to cover over-allotments.

The net proceeds from the equity offering will be used to repay a portion of short-term debt, which has been used to finance the Company’s utility expansion projects.

Robert W. Baird & Co. Incorporated is acting as the lead book-running manager and A.G. Edwards is acting as co-lead manager.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Chesapeake Utilities Corporation common stock. An offering of shares of Chesapeake Utilities Corporation common stock will be made only by means of a prospectus. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the Prospectus Supplement may be obtained from Robert W. Baird & Co. Incorporated, Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by calling 1-800-RWBAIRD (1-800-792-2473).

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing; propane gas distribution and wholesale marketing; advanced information services; and other related businesses. Information about Chesapeake's businesses is available at www.chpk.com.

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FOR MORE INFORMATION:
Michael P. McMasters, Senior Vice President and CFO
302.734.6799

Beth W. Cooper, Vice President, Corporate Secretary and Treasurer
302.734.6799